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                                                                   Exhibit 10.38

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                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                                       AND

                             TISCALI OSTERREICH GMBH

                            SHARE PURCHASE AGREEMENT

                       DATED FOR REFERENCE JULY 31ST, 2002


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THIS SHARE PURCHASE AGREEMENT is dated for reference the 31st day of July, 2002,

AMONG:

     CYBERNET Internet Services International, Inc., a company duly incorporated under the laws of Delaware, having its registered office at Suite 1620, 400 Burrard Street, Vancouver, Canada ("Seller" or "Cybernet")

                                                               OF THE FIRST PART

AND

     TISCALI Osterreich GmbH, a limited liability company duly incorporated under the laws of Austria, having its registered office in Vienna, Austria, ArgentinierstraBe 21, A-1040 Vienna, registered with the Commercial Register of Vienna, FN 184573 g ("PURCHASER" or "TISCALI")

                                                              OF THE SECOND PART

Seller and Purchaser hereinafter are jointly referred to as Parties and each of them as Party.

WHEREAS:

A. Vianet Telekommunikations AG ("VIANET" or the "COMPANY") is a joint stock corporation duly established and registered under the laws of the Republic of Austria and having its corporate seat in Vienna and its business address at Mariannengasse 14, A-1090 Vienna;

B. The outstanding capital stock of Vianet amounts to EUR 80,000 which is fully paid up and divided into 10,000 ordinary shares with a nominal value of EUR 8 each, entirely held by the Seller in the form of bearer shares ("Shares") represented by one global certificate issued on June 20th, 2002 ("GLOBAL CERTIFICATE"), which is in physical possession of Seller;

C. Purchaser seeks to acquire from Seller and Seller wishes to sell to Purchaser the Shares pursuant to the provisions of this Share Purchase Agreement ("AGREEMENT").

NOW THEREFORE THIS SHARE PURCHASE AGREEMENT WITNESSES THAT in consideration of the premises, mutual covenants and agreements hereinafter set forth, the Parties hereto acknowledge, declare, covenant and agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

     SECTION 1.1 Where used in this Agreement (including the recitals) or in any amendment hereto, the following terms shall have the meaning ascribed in the recitals and the following meanings, respectively:

"CLOSING" has the meaning specified in Article 5;

"CLOSING DATE" means the date of Closing, which shall be one Austrian business day after the fulfillment of the conditions precedent set forth in Article 5 but not earlier than seven business


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days after Execution Date. The Closing Date may be postponed by mutual agreement of the Parties.

"COMPANY" means Vianet;

"CYBERNET" means the Seller;

"EXECUTION DATE" means the date on which the Agreement is signed, as indicated on its front cover;

"FINANCIAL STATUS" shall mean Vianet's annual financial statements for the fiscal year ending December 31, 2001 and the Balance Sheet and Profit and Loss Account of Vianet as of June 30, 2002 as attached in Annex 1 and the trade accounts receivables, trade accounts payables and the cash balance as of the Execution Date.

"FIRST INSTALLMENT" means an amount equal to 75% of the Purchase Price as defined in Article 3;

"INTERCOMPANY CLAIMS" means any of Vianet's (and/or its subsidiaries) payables and receivables, as applicable, as of Execution Date related to Cybernet (and/or its subsidiaries), except such claims relating to trading relations on an arm's length basis, which in its aggregate shall not exceed EUR 10,000 and as listed in Annex 2;

"INTERIM PERIOD" means the period commencing on the Execution Date and ending on the Closing Date;

"LIBISCHER" means Tristan Libischer having its address in Sieveringerstrasse 176, A-1190 Vienna, Austria.

"LIBISCHER CLAIMS" means any and all existing or threatened claims by Libischer against Vianet (and its subsidiaries or controlling companies) relating - directly or indirectly - to the Shares;

"MFC" means MFC Bancorp Ltd., a company duly incorporated under the laws of the Yukon Territory, Canada, having its registered office in Suite 300, 204 Black Street, Whitehorse, Yukon Territory, Canada;

"PURCHASE PRICE" has the meaning specified in Article 3;

"SECOND INSTALLMENT" means an amount equal to 25% of the Purchase Price as defined in Article 3;

"TISCALI" means the Purchaser.

                                   ARTICLE 2.
                                      SALE

     SECTION 2.1 Seller hereby sells the Shares to Purchaser pursuant to the provisions of this Agreement. From and after the Closing Purchaser shall be the legal owner of the Shares and shall be entitled to any profits for the current financial year as well as any undistributed profits


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for the preceding financial years. Purchaser accepts the sale pursuant to the terms and conditions of this Agreement.

                                   ARTICLE 3.
                                 PURCHASE PRICE

     The purchase price (the "PURCHASE PRICE") shall be EUR 1,000,000 (in words: one million Euro), and shall be paid by the Purchaser to the Seller in two installments, the First Installment and the Second Installment. The First Installment shall be paid on the Closing Date by Purchaser to Seller by way of handing over a certified bank cheque concurrent with the physical delivery of the Global Certificate. The Second Installment shall be paid by Purchaser to Seller on the 6th (sixth) monthly anniversary of the Closing Date, provided that Seller had not breached the representations and warranties given pursuant to this Agreement or is liable for any indemnifications under this Agreement. If during a term of 6 (six) months from Closing any claim with regard to representations and warranties or indemnifications given in this Agreement is asserted by Purchaser the Second Installment shall not be paid to Seller prior to the final settlement of such claims and subject to the provisions of Section
7.3. However, if the amount of possible damages or indemnifications including cost to be paid in accordance with this Agreement is agreed between the Parties acting reasonably on the 6th (sixth) monthly anniversary of the Closing Date, then the balance between such agreed amount and the Second Installment shall be paid immediately to Seller.

                                   ARTICLE 4.
                             TRANSFER OF THE SHARES

     SECTION 4.1 At the Closing, Seller shall transfer and assign to Purchaser title to the Shares free from any and all rights of third parties by physical delivery of the Global Certificate in exchange for the concurrent payment of the First Installment by handing over a certified bank cheque. Purchaser shall accept such transfer and assignment. The transfer and assignment is conditioned on the receipt by Seller of the First Installment.

                                    ARTICLE 5.
                                     CLOSING

     SECTION 5.1 Closing shall take place on the Closing Date in the offices of Purchaser in 1040 Wien (Austria), ArgentinierstraBe 21, or at another location agreed to by the parties at least five business days prior to Closing.

     SECTION 5.2 The obligation of Purchaser to accept the transfer and assignment and to pay the Purchase Price, is subject to the condition precedent to the favor of purchaser that

     5.2.1. the current members of the supervisory board of the Company have resigned from office with effect as of the Closing Date, at no costs for the Company;

     5.2.2. the Company has revoked with effect as of the Closing Date all and any special commercial powers of attorney (PROKUREN) (Claudia Grunwald and Irene Gansbacher) and any other commercial powers of attorney


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            (Handlungsvollmachten) granted on behalf of the Company and the respective applications have been filed with the competent commercial register;

     5.2.3. Purchaser shall have received from Seller a certificate, substantially in the form attached herein as Annex 3, dated the Closing Date and duly signed on behalf of Seller to the effect that all representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for those representation and warranties which have been made as of the Execution Date and which shall be true and correct in all material respects on and as of the Execution Date;

     5.2.4. Vianet shall have entered into termination agreements with the current members of the management board of the Company, Mr. Leitner and Mr. Chytil, substantially in the form and with the content as set out in Annex 4 and at no cost (i.e. cost caused by termination and extraordinary expenses, e.g. termination compensation., compensation for unused vacation, compensation for vacation payment and Christmas payment) for the Company or Purchaser. Such cost shall be borne by Seller, except for compensation for unused vacation and compensation for vacation payment which cost shall be borne half by Seller and half by Purchaser.

     5.2.5. Seller presents to Purchaser a duly signed and executed Receivable Purchase Agreement referring to any claims against Libischer and any claims against Bank Austria Immobilienleasing GmbH and Die Fun Internet GmbH substantially in the form attached herein as Annex 5. Any costs, taxes and duties related to the Receivable Purchase Agreement shall be borne by Seller.

     5.2.6. The trade account receivables and the cash at hand of the Company shall not be less than EUR 250,000 in total at the Execution Date and the amount of the trade account payables less the trade accounts receivables of the Company shall not be below EUR 0 at the Execution Date.

     5.2.7. Seller provides Purchaser with the guarantee under Section 7.7., substantially in the form attached herein as Annex 6.

     5.2.8. Seller delivers to the Purchaser duly signed and executed documents evidencing the final and complete release from any and all pledge on the Shares by MFC;

     5.2.9. The Intercompany Claims have been finally cleared and that Seller and its subsidiaries have waived any and all claims related thereto (current or future and conditional or unconditional) which Seller and its subsidiaries have or may have against the Company and vice versa.

     5.2.10. MFC signs this Agreement as Guarantor.

     SECTION 5.3 The obligation of the Parties to effect the transfer and assignment at the Closing is subject to the condition precedent to the favor of both parties that, the Parties shall have received all required approvals and consents from (i) governmental authorities and


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agencies, including the approval from the Austrian cartel authorities
(kartellgericht), if required, (ii) their respective corporate bodies and panels, and (iii) third parties.

     SECTION 5.4 Each Party may waive individual or all or parts of the conditions which are in its respective favor, and such conditions which are in the favor of both Parties may be waived only by both Parties jointly, by written instrument.

     SECTION 5.5 The Parties agree to cooperate fully in order to be granted unconditional clearance from the competent merger control authorities, if required.

     SECTION 5.6 If the condition precedent set forth in Section 5.3 has not been fulfilled by August 30, 2002, each Party is entitled to withdraw from this Agreement. If either Party withdraws from this Agreement under this Section, each party shall be liable for its own costs and neither Party shall be entitled to receive any damages or indemnification or alike from the other Party.

     SECTION 5.7  If one or more of the conditions precedent set forth in
Section 5.2 has not been fulfilled by August 30, 2002, Purchaser is entitled to withdraw from this Agreement. If Purchaser withdraws from this Agreement under this Section, each Party shall be liable for its own costs, but Purchaser shall be entitled to be paid an amount of EUR 70.000,-- as contractual penalty as a liability without fault (verschuldensunabhangig). Such obligation to pay the said contractual penalty shall not apply in the event that the condition precedent set out in Section 5.2.4 will not be fulfilled. In this event Section 5.6 shall apply accordingly.

     SECTION 5.8 The Parties shall respectively use all reasonable endeavors to procure that the conditions stated in this Article 5 are fulfilled as soon as practicable and in any event on or before August 30, 2002, but if the conditions in this Article 5 have not been fulfilled or waived by the respective Parties by that date (or by such later date as may be determined in writing by the Parties), then this Agreement shall thereupon become null and void ab initio and the Parties shall not have any rights against each other except for failure to use all such reasonable endeavors and except for the provisions of Section 5.7 above.

                                   ARTICLE 6.
                         REPRESENTATIONS AND WARRANTIES

     SECTION 6.1 The representations and warranties made in this Agreement, which are made as per the Closing Date are the sole representations and warranties of Seller. Seller makes no other representations and warranties whatsoever, in particular regarding the condition of the Company's fixed assets, business prospects, etc. Any further or other representations and warranties are excluded. Seller acknowledges that Purchaser has conducted only a limited review and not an exhaustive due diligence on the Company, and thus Purchaser relies entirely on the representation and warranties of Seller contained herein. Seller represents and warrants that:

   6.1.1. CORPORATE MATTERS, APPROVALS

     (a) The Company is a stock corporation duly incorporated and validly existing under the laws of the Republic of Austria.


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     (b)  Seller is fully authorized to execute this Agreement as well as to fulfill all of its obligations arising out of this Agreement and to perform the transactions contemplated herein. The execution and performance of this Agreement shall bring into existence legally binding and enforceable obligations.

     (c) The share capital of the Company is EUR 80,000 (in words: eighty thousand Euro) and is fully paid-in. Cash contributions have been made in full. Contributions in kind have not been made. There have not been any distributions of profit (including hidden distributions) nor any return of capital (including hidden returns). There have not been any control, profit transfer or silent partnership agreements concluded by the Company.

     (d) A total of 10,000 ordinary bearer shares with a nominal value of EUR 8 per share have been issued on the share capital. All of the shares have been duly and lawfully issued and have been fully paid-in. One global certificate representing all the shares has been issued and is in physical possession of Seller or a person authorized by Seller.

   6.1.2. SHARES

     (a) Seller is the legal and beneficial owner of the Shares. Seller may dispose of these Shares without requiring the approval of any third parties nor violating any third-party rights. The Shares being sold are not encumbered with any third-party rights; in particular, they have neither been pledged nor attached or seized nor transferred as collateral.

     (b) Except the Shares there are no other shares outstanding. There are no call options (either in form of stock options as per Section 5.2.6 or others), convertible notes, warrants or other rights to purchase or acquire any shares of the Company. There are no agreements, arrangements or understandings of any kind obligating the Company to issue additional shares or other shares or obligating Seller - except under this Agreement -, to sell all or part of the Shares or to cause the Company to issue shares. On this regard, Seller further warrants and represents that any existing agreement with any bidder other than Tiscali is expired or has been terminated or settled, at no cost for the Company, prior to Execution Date.

   6.1.3. COMPANY

     (a) There have been no bankruptcies, composition or insolvency proceedings filed or initiated neither against the Company nor against Seller. Furthermore, there are no grounds that would justify initiating such proceedings.

     (b)  The Company does not own any real estate.

     (c) The Financial Status of the Company has been prepared in accordance with the Austrian Commercial Code and fairly represents the financial position, results of operations, the assets and liabilities of the Company as of the date and for the fiscal period covered thereby. As of this date of fiscal period there are no liabilities or obligations of any nature which are not disclosed as such in the Financial Status.


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     (d)  Except as set forth in Annex 7 hereof, there are no (i) outstanding administrative or judicial orders, judgments, decisions or arbitration awards issued against the Company, (ii) litigation procedures or (ii) any current or threatened court, administrative or arbitration proceedings or investigations against the Company. There are no grounds for any material complaints, lawsuits, proceedings or investigations against or by the Company. The Company has conducted its business in compliance with applicable legal regulations and all regulatory licenses and permits. The accruals for the disclosed disputes have been made true and correct to the best of Sellers knowledge.

     (e) The Company has duly and completely prepared and filed all tax returns and social security returns on a timely basis. Any taxes, social security contributions and other public charges of any kind owed by the Company relating to any periods prior to the Closing Date that must be paid by the Company have been either paid when due, or to the extent that such taxes, social security contributions and other public charges were not due by the Closing Date, were fully accounted for in the Financial Status.

     (f) On or before the Closing Date, the Company will not have received any public subsidies that will be repayable by the Company in the future other than as accrued for in the Financial Statements.

     (g) The Company operates two regular bank accounts, one at Erste Bank der osterreichischen Sparkasse, Account Number 030 444 24, Bank Sort Code 20111, and the other at BAWAG Bank fur Arbeit and Wirtschaft, Account Number 01310 707 500, Bank Sort Code 14000 and operates two deposit accounts funded in the amount of EUR 24,965.94 in total and which are used as a security payment for the landlord of Vianet's premises at Mariannengasse and that the balance of these accounts one business day prior to the Execution Date is as stated in Annex 8 and Annex 9 respectively.

   6.1.4. ASSETS, CONTRACTS

     (a) The Company has unlimited ownership that is free of any rights or security interests of third parties (including, but not limited to liens and pledges or other security interests) to all materials assets shown in the Financial Status.

     (b) The Company holds all assets - of any kinds whatsoever - which are necessary to orderly and duly conduct its business as it is.

     (c)  the Company maintains the insurance contracts as set out in Annex 10.

     (d) The Company has the legal right to use the domain names listed in Annex 11.

     (e) The Company, as of the Execution Date, has the business customers (companies, freelancers and organizations) and customers (including private customers, all kinds of ADSL customers) as listed in Annex 12 and that the customers listed in Annex 13 constitute the 100 largest customers of the Company in terms of revenue and to whom the Company is providing services and that the validity of


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          the contracts and agreements in relation thereto is, as of the
          Execution Date, not challenged, and that except for those customers listed in Annex 14 none of these customers has declared the intention to terminate the business relationship with the Company.

     (f) Latest since July 2, 2001, the Company has collected its receivables in the ordinary course of business and as usual in the respective markets.

     (g) There are no warranty or product liability claims pending or threatened against Vianet except as accrued for in the Financial Status.

     (h) The lease agreements for the offices of Vianet in A-1090 Vienna, Mariannengasse 14 are in full force, can be terminated by lessee with 6 (six) months' notice and that wear and tear or damage to the leased properties (if any) is as could be expected in case of a lease of the respective time.

     (i) The agreements listed in Annex 15 constitute all material agreements with major suppliers, especially providers of telecommunications and IT services and suppliers of leased property of the Company. These agreements are in full force, and no contractual partner has brought, or to the best of knowledge threatened to bring or is reasonably expected to bring any claims against Vianet for actual or alleged violation of the Company's duties under these agreements.

     (j) None of the contracts, agreements or licenses mentioned under this Section contains a clause ("change-of-control-clause" or similar covenant) that entitles the business partners or customers to terminate their respective contracts or agreements concluded with the Company; however, Purchaser is aware that the Company must notify the change of control to its landlord and that pursuant to mandatory provisions under Austrian law the rent may be adjusted;

     (k) All the supply contracts for backbone and downstream listed in Annex 15, except for one contract listed in Annex 16 can be terminated by the Company by paying a termination penalty of not more than six monthly fees each.

   6.1.5. EMPLOYEES

     (a) The employees listed in Annex 17 to the Agreement are all the employees of the Company and as of the Closing Date those employees have not presented or threatened any claims against the Company in connection with their employment or otherwise except those expressly mentioned in the Financial Status (except claims for unused vacation) and listed in Annex 18 hereto and all such claims have been duly satisfied.

     (b) to the best knowledge of the Seller there are no rights of (present or former) employees as to any employee inventions or other intellectual property rights belonging to employees.

     (c) All statutory provisions of Austrian labor law are being materially complied with, and there are no labor disputes pending in or out of court or only threatened.


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     (d)  All orders by the authorities in connection with employee safety regulations and all material orders of the labor inspectorate have been complied with.

     (e) All payments relating to salaries and payrolls due under the contracts of Vianet with its employees have been made and no obligations are outstanding which derives from retirement pensions, early retirement schemes, participation in benefits, insurance-medical assistance, extra salaries, whether formal or not, pension plans, stock option plans or analogous or other incentives and compensations for employees and directors.

   6.1.6. LICENSES

     (a) Vianet is the registered owner of the trademark rights listed in Annex 19.

     SECTION 6.2  Purchaser represents and warrants, that:

     (a) The Agreement has been duly authorized, executed and delivered on behalf of Purchaser and is a legal, valid and binding obligation, enforceable in accordance with its terms, and

     (b) Purchaser has been duly incorporated, amalgamated, continued or organized and is validly existing and in good standing under the laws of its respective jurisdiction of incorporation, amalgamation, continuance or organization, as the case may be, and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted, to own, lease and operate its properties and assets and to carry out the provisions of the Agreement.

                                   ARTICLE 7.
                               LEGAL CONSEQUENCES

     SECTION 7.1 If any claim or demand for which Seller would be liable hereunder is asserted, Purchaser shall promptly notify Seller by registered mail of such claim or demand and the amount or estimated amount thereof. Section 377 Austrian Commercial Code (HGB) shall not apply (sofortige Untersuchungspflicht).

     SECTION 7.2 If one or more of the warranties given by Seller pursuant to this Agreement is breached, Purchaser shall allow Seller to cure the breach and bring about the condition that would exist if the warranty concerned had not been breached, within an appropriate period of time, not later however than within 30 (thirty) days following receipt of the request or within any longer period the Parties may mutually agree upon ("CURE PERIOD"). Should (i) Seller fail to cure the breach within the Cure Period or should (ii) the cure not being feasible, Seller shall indemnify Purchaser and/or the Company in respect of the breach of the warranty by paying monetary damages by means of which Purchaser and/or the Company are put in the position in which they would have been had the warranty concerned not been breached ("INDEMNIFICATION"). However, Seller shall not be liable for consequential damages and compensation for loss of business and lost profits unless in the event of malicious intent and gross negligence and the maximum amount of damages to be paid and Indemnification shall, in its aggregate, not exceed the Purchase Price. This cap and any other limitation of liability shall


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not apply for the Libischer claims and/or for any other claims arising out of breach of the representations and warranties given by Seller under Section
6.1.2. letters (a) and (b). Purchaser may not receive Indemnification more than once for one and the same loss caused by the same facts, matters and/or circumstances.

     SECTION 7.3 Any amount to be paid by Seller as Indemnification and any other amount to be paid by Seller under Article 7 of this Agreement shall be first deducted from the Second Installment. If the Second Installment has been already paid by Purchaser to Seller (or if the amount to be paid as Indemnification is higher than the Second Installment) the concerned amount (or the part exceeding the Second Installment) shall be paid directly by Seller on demand by Purchaser.

     SECTION 7.4 Except for the Libischer Claims and/or for any other claims arising out of breach of the representations and warranties given by Seller under Section 6.1.2. letters (a) and (b), where the Parties have agreed to a limitation period of 5 (five) years following the Closing Date, any claims by Purchaser regarding representations and warranties are subject to a limitation period of 12 (twelve) months following the Closing Date. Any claims resulting from the breach of warranties regarding tax and labor matters are subject to a limitation period of 6 (six) months following the date of a final and binding tax assessment concerning the relevant taxes or public charges but not longer than 5 (five) years following the Closing. If any investigations or proceedings are instituted during the 5 (five) years period the limitation period is prolonged in this respect by 6 (six) months following the final and binding decision. This shall not apply in case of tax evasion or tax evasion due to gross negligence.

     SECTION 7.5 Purchaser shall under no circumstances receive Indemnification in respect of any loss unless and until the cumulative amount of all losses to which it would otherwise be entitled to Indemnification under this Agreement exceeds the sum of EUR 20,000 in the aggregate. This threshold and any other limitation of liability shall not apply for the Libischer claims and/or for any other claims arising out of breach of the representations and warranties given by Seller under Section 6.1.2. letters
(a) and (b).

     SECTION 7.6 Purchaser agrees and undertakes that, if the subject matter of the claim is or has been a claim brought against Purchaser and/or the Company by a third party, Purchaser will grant Seller the right to defend the claim, at its costs and expenses, and Purchaser and/or the Company shall co-operate, at Seller's costs and expenses, with Seller in the defense thereof.

     SECTION 7.7 MFC guarantees the payment in the event that Seller would/could not pay any Indemnification relating to the Libischer Claims and/or to any other claims arising out of breach of the representations and warranties given by Seller under Section 6.1.2. letters (a) and (b) ("GUARANTEE"). Such Guarantee shall expire 5 (five) years after Closing Date, but if within the period ending 5 (five) years after Closing Date any claims covered by this Guarantee have been brought against Seller at a court or in an arbitration procedure, the term of the Guarantee be extended until the termination of the pending claims. In case MFC is not fulfilling this obligation, the Guarantee may be drawn by Purchaser without any further notice. Any actions taken with respect to such claims shall require the prior coordination of the Parties.


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                                   ARTICLE 8.
                              SPECIFIC OBLIGATIONS

     SECTION 8.1 Seller shall use its best efforts, to the extent legally possible, to ensure the resignation of the members of the supervisory board from their office within and no later than the Closing Date and at no cost for the Company.

     SECTION 8.2 Seller shall use its best efforts, to the extent legally possible, to ensure that the Company revokes prior to the Closing and with effect as of the Closing Date all and any special commercial powers of attorney (prokuren) and any other commercial powers of attorney
(handlungsvollmachten) granted on behalf of the Company.

     SECTION 8.3 For a period of 3 (three) years after Closing Date, Seller (and affiliated companies under its direct or indirect control or directly or indirectly controlling it) shall not be directly or indirectly engaged in business in Austria which is comparable to that in which the Company is engaged as of the Closing Date.

     SECTION 8.4 For a period of 3 (three) years after Closing Date, Seller (and affiliated companies under its direct or indirect control or directly or indirectly controlling it) shall refrain from soliciting any business from any past or present customers (as of the Closing Date) of the Company or request or advice any past or present (as of the Closing Date) customer to curtail or cancel its business dealing with the Company and shall further refrain, for a period of 3 (three) years after Closing Date, from enticing away employees of the Company or any of their affiliated companies or prompt said employees to terminate their employment agreements with the companies mentioned.

     SECTION 8.5 Except where required by law or regulation affecting either Party or member of the corporate group of either Party (e.g. Italian Exchange rules, SEC) the Parties to this Agreement, in order to protect the business interest of the other Party, will keep confidential (unless disclosure is necessary to protect the Parties' own interests) all aspects of this transaction that the other side can reasonably be expected to have a legitimate interest in keeping such aspect confidential. This confidentiality obligation supersedes any prior confidentiality agreement between the Parties (or group companies). In case of any disclosure allowed under this Section 8.5, each Party shall inform the other Party in writing in advance prior to disclose the concerned confidential information.

     SECTION 8.6 During the Interim Period the Company (and any of its respective affiliates or representatives) shall not, and Seller (and any of its respective affiliates or representatives) shall cause the Company not to do anything outside of the ordinary course of its business without the prior written consent of Purchaser. In addition, during the Interim Period the Company (and any of its respective affiliates or representatives) shall not, and Seller (and any of its respective affiliates or representatives) shall cause the Company not to (i) engage in any transaction or effect any payment whatsoever which value exceeds 10,000 Euro (Euro ten thousand), (ii) sell or otherwise dispose of an equity interest in or any assets of Vianet to any third party nor engage in any similar transaction.

     SECTION 8.7 Seller shall use its best efforts to cause (i) the present members of the current management board, (ii) all of the present employees and
(iii) all of the Employees which have ceased to be an employee of the Company within 90 days prior to the Execution Date ("BENEFICIARIES"), to waive their entitlements under the Cybernet Internet Services International,

Inc. 1999 Nonqualified Stock Option Award ("Stock Option Plan") - or any other outstanding stock option scheme - ("Waiver") without involving any further cost, taxes or duties for the Company and/or Purchaser, substantially in the form as set out in Annex 20. For any claims arising out or in connection with the Stock Option Plan or any other stock option scheme within a period of three years following Closing Date Seller shall at its sole discretion but subject to feasibility either (i) deliver the Option Shares (as defined in the Stock Option Plan) or (ii) indemnify and hold harmless Purchaser for any payments, cost and damages up to an amount of EUR 25,000 (Euro twentyfivethousand) per Beneficiary or (iii) find an individual settlement which each Beneficiary. Section 7.6. of this Agreement shall apply accordingly.

                                   ARTICLE 9.
                                  MISCELLANEOUS

     SECTION 9.1. APPLICABLE LAW. This Agreement shall be governed by the laws of the Republic of Austria without regard to conflicts of laws principles.

     SECTION 9.2. LANGUAGE. The English version of this Agreement and all agreements to be delivered in connection herewith shall be the only governing version and shall be authoritative. However, where words in German language have been included, the meaning of those words shall govern.

     SECTION 9.3. JURISDICTION. The parties irrevocably agree that any disputes which may arise out or in connection with this Agreement, or any transaction contemplated hereby shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules.

The place of arbitration shall be Vienna. The arbitrator shall be fluent in English.

All submissions and awards in relation to arbitration under this agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. Original documents in English or German may be submitted as evidence in their original language; if witness is not fluent in English it may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English or German shall be submitted as evidence in English translation accompanied by the original or a true copy thereof.

The arbitrator may, at the request of a party, order provisional or conservatory measure and shall have the authority to award specific performance; provided, however, that until the complete establishment of the arbitration panel, the ordinary courts shall remain competent for provisional or conservatory measures. Any award shall be final and not subject to appeal by the parties, and the parties hereby waive all rights to challenge any award of the arbitral panel under this section.

     SECTION 9.4. CURRENCY. Unless otherwise indicated, all currency amounts referred to in this Agreement are in Euro.

     SECTION 9.5. AMENDMENTS. No amendment of any provision of this Agreement shall be effective unless the same is in writing and signed by each Party thereto which is then a Party to or the respective document being amended.

     SECTION 9.6. PARTIAL INVALIDITY. Should any provision or part of a provision of this Agreement be or become invalid or unenforceable, or should this Agreement contain an unintended contractual gap, then the validity or enforceability of the remainder of the Agreement shall not be affected. Any such invalid or unenforceable provision shall be deemed replaced by, or any gap deemed to be filled with, an appropriate provision, which, in accordance with the economic purpose and object of the provision and/or Agreement and as far as legally permissible, shall come closest to the Parties' original intention, or that intention which the parties would have had, had they considered the issue.

     SECTION 9.7. EXECUTION. This Agreement may be executed in any number of counterparts by one or more Parties hereto and such counterparts, each of which when so executed and delivered, shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. An executed counterpart of this Agreement may be delivered by facsimile transfer or similar form of electronic communication from one Party to the other provided that an original executed counterpart is promptly delivered to such receiving Party.

     SECTION 9.8. TAXES AND COSTS. Any transfer taxes and duties payable as a consequence or in relation to the transaction contemplated in the Agreement are to be equally borne by the Parties. Each Party shall further pay its own legal costs.

     SECTION 9.10. LEGAL ADVISE. Each Party has obtained independent legal advice.

     SECTION 9.11. NOTICES. All notices and other communication under this Agreement must be in writing and sent - if possible prior by telefax - by courier or mail to the addresses of the Parties as specified in this Agreement with copies to:

         FOR SELLER
         Cybernet Internet Services International Inc.
         Suite 1620
         400 Burrard Street
         Vancouver, British Columbia V6C 3A6
         Canada

         FOR PURCHASER:
         Tiscali Osterreich GmbH
         ArgentinierstraBe 21
         1040 Wien
         Austria
         Attn. Dieter Haacker - Managing Director
         Tel. +43 1 502 86 101
         Fax. +43 1 502 86 299
         Email. dieter.haacker@at.tiscali.com

         AND WITH A COURTESY COPY TO:
         Tiscali SpA
         Via Pietrasanta, 14
         20141 Milano
         (1taly)
         Attn. Antonio Corda - Corporate Legal Counsel

         Tel. +39 02 30901 1
         Fax. +39 02 30901 400
         Email. corda@tiscali.com

Vienna, July 31st, 2002

                                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                                                 by: __________________________

                                                 date: ________________________


                                                        TISCALI OSTERREICH GMBH

                                                 by: __________________________

                                                 date: ________________________


                                                               MFC BANCORP LTD.
                                                 As guarantor under section 7.7
                                       and subject to delivery of the Guarantee

                                                 by: __________________________

                                                 date: ________________________

LIST OF ANNEXES:

Annex 1: Financial Status
Annex 2: Intercompany Claims
Annex 3: Statement regarding Representations and Warranties
Annex 4: Termination Agreement with Messrs. Leitner and Chytill
Annex 5: Receivable Transfer Agreement
Annex 6: Guarantee regarding Section 7.7
Annex 7: Legal Disputes
Annex 8: Bank Account Statement - Erste Bank
Annex 9: Bank Account Statement - BAWAG
Annex 10: Insurance Contracts
Annex 11: Domain Names
Annex 12: List of Customers
Annex 13: List of Top 100 Customers
Annex 14: Customers Intending to Terminate
Annex 15: Major Supply Agreements
Annex 16: Agreement with Telecom Austria regarding one 100 Mbit Fast
          Ethernetverbindung
Annex 17: List of Employees
Annex 18: Other Claims By Employees
Annex 19: Tradmark Rights
Annex 20: Waiver